Exhibit 3
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of December 20, 2010 between USD Energy Corp., a Nevada corporation, having its offices at 9880 Magnolia Ave., suite 176, Santee, California 92071 (the “Company”), and Global Investments I, LLC (the “Consultant”).
RECITALS:
A. The Company is engaged in the business of natural resource exploration and exploitation;
B. The Company and Consultant agree that the successful development of business opportunities requires the dedicated services of a business consultant who has the requisite experience and expertise;
C. The Company believes Consultant has such experience and expertise, and further believes that provides Consultant with a unique and valuable perspective on the Company’s business operations and the manner that they can be expanded;
E. The Company desires to retain Consultant, and the Consultant desires to be retained by the Company, to perform certain services relating to the Company’s business;
F. The Company and the Consultant desire to memorialize the terms under which the Consultant will perform those services by entering into this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Parties agree as follows:
1. Term. This Agreement shall become effective upon the execution thereof, and shall be in effect for a period of three (3) years thereafter (the “Initial Term”). The parties may agree in writing to extend the term of this Agreement (on identical or different terms, as they may agree) at the end of the Initial Term the extension thereof. The parties may terminate this Agreement prior to the expiration of the Initial Term (or prior to the expiration of any subsequent term, if this Agreement is extended), as follows:
(a) Consultant shall be entitled, but not obligated, to terminate this Agreement if the Company is in material breach of the provisions of this Agreement and fails to correct such breach after written notice and a 10 day cure period.
(b) The Company shall be entitled, but not obligated, to terminate this Agreement if (i) the Consultant materially breaches his or its obligations hereunder and does not cure the breach within 10 days after notice, (ii) the Consultant commits fraud against the Company, embezzles Company funds or willfully engages in conduct that is grossly negligent or in bad faith in connection with Consultants performance of the services hereunder (provided, that bad judgment, negligence, any act that Consultant believed in good faith to have been in or not opposed to the interest of the Company, or any act or omission of which any member of the Company’s Board of Directors or any of the Company’s executive officers (who is not a party to such act or omission) has had actual knowledge for at least six months, shall not be the basis for any termination under this clause (ii)), or (iii) if the Consultant is an entity, the Consultant declares bankruptcy or makes a general assignment for the benefit of its creditors.

Upon any termination of this Agreement, the Company shall pay to Consultant, within five days, all earned or accrued, but unpaid, Consulting Fees (as defined below), and any amounts due Consultant under Section 3.2, through the date of such termination. No termination of this Agreement shall limit or eliminate any amounts earned by Consultant pursuant to its terms before such termination.
2. Consulting Services. In exchange for the Company’s payment of the consideration described in Section 3 below, Consultant shall perform and/or, subject to the further limitations of this Section 2 shall cause one or more of Consultant’s affiliates to perform the services more particularly described on Exhibit A hereto (the “Consulting Services”). Notwithstanding the generality of the Consulting Services described on Exhibit A, unless the Consultant is licensed as a broker/dealer under Section 15 of the Securities Act of 1933, as amended, and/or licensed under any similar applicable securities laws of any state, Consultant shall not be required to perform, and shall not perform, any activities or services as part of the Consulting Services which shall require him or it to be so licensed. Consultant shall not have any authority to negotiate on behalf of the Company, or to accept or execute any contract on behalf of the Company with respect to any matter. Consultant shall act hereunder only as an independent contractor and not as an agent for, or partner with, the Company, and Consultant shall be responsible for its own withholding and compensation obligations, including, without limitation, the payment of all federal, state and local taxes due or payable in connection with the payments made by the Company to Consultant hereunder. Subject to the obligations of Consultant in Section 4 below, Consultant may designate any of Consultant’s employees, agents, affiliates and/or consultants to perform ministerial or administrative portions of the Consulting Services at Consultant’s reasonable discretion. Consultant shall not be required to (i) maintain any specific employees or consultants for the purposes of performing any of the Consulting Services hereunder, (ii) add personnel in order to perform any such Consulting Services or (iii) undertake any other extraordinary expenditures in order to provide any such Consulting Services.
3. Consulting Fee; Expense Reimbursement.
3.1 Consulting Fees. In consideration of the Consultant’s performance of the Consulting Services hereunder during the Initial Term, the Company shall deliver to the Consultant a warrant to purchase the Common Stock of the Company, substantially in the form of Exhibit B hereto.
3.2 Reimbursement of Expenses. The Company shall promptly reimburse Consultant for all reasonable out-of-pocket fees and expenses (including travel expenses) incurred by Consultant and/or its affiliates in connection with the delivery and performance of the Consulting Services to the Company.

4. Performance. Consultant shall devote to the performance of the Consulting Services such reasonable portions of his or its own time and the time of its employees, agents and affiliates, and shall provide the use of such equipment and resources, as shall be reasonably necessary for Consultant to perform the Consulting Services. The Consultant shall be allowed to engage in other business activities similar to the Consulting Services, but which do not violate this provision or any non-competition provisions of other agreements Consultant enters into with the Company.
5. Confidentiality. Consultant acknowledges that he or it may be entrusted with Confidential Information, as defined below. Consultant covenants that he or it will not, either during or after the term of this Agreement, directly or indirectly, use or disclose to anyone such Confidential Information other than in connection with the performance of the Consulting Services. Consultant will take such steps as shall be necessary to ensure that such Confidential Information is kept confidential by Consultant’s employees, agents and affiliates who assist Consultant in the performance of the Consulting Services and maintained for the sole use and benefit of the Company. The parties intend that Consultant’s obligations hereunder supercede and replace Consultant’s confidentiality obligations under the Purchase Agreement. The term “Confidential Information” shall mean any information furnished to the Consultant, on and during the term hereof relating to the business activities of the Company. Confidential Information will not include any information which (i) is in the public domain or becomes part thereof through means other than Consultant’s breach of his or its obligations hereunder, (ii) becomes available to Consultant on a non-confidential basis from a source other than the Company or its affiliates, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or such affiliates, (iii) is independently discovered or developed by Consultant not in the course of the provision of the Consulting Services or from the use or access to any other Confidential Information, (iv) is a disclosure that is compelled by judicial or administrative proceedings, (v) is information that is furnished by the Company to a third party without a similar restriction on disclosure, or (vi) is information that is approved for release or use by the Company. None of the foregoing shall restrict Consultant from making any disclosure of Confidential Information that is required by applicable legal requirements; provided, however, that in such case Consultant shall provide the Company with notice as far in advance of any required disclosure as is reasonably practicable.
6. No Liability. No Consultant Indemnified Party (as defined in Section 6) shall have any liability to the Company for any Consulting Services provided pursuant to this Agreement, except as may result from conduct which is judicially determined, by a final non-appealable order of a court of competent jurisdiction, to constitute either bad faith willful misconduct or gross negligence (“Excluded Claims”).
7. Company Indemnity. The Company shall defend, indemnify and hold harmless Consultant and Consultant’s employees, agents or representatives (and also, if Consultant is an entity, Consultant’s members, shareholders, partners, officers and directors), if any (collectively, the “Consultant Indemnified Parties”; individually a “Consultant Indemnified Party”), from and against any and all loss, liability, damage or expenses arising from any claim by any person or entity with respect to, or in any way related to, claims (including, without limitation, attorneys’ fees) relating to this Agreement (collectively, “Claims”), other than for Excluded Claims. The Company shall defend, at its own cost and expense, any and all suits or actions that may be brought against a Consultant Indemnified Party, if any, or in which a Consultant Indemnified Party, if any, may be impleaded with others upon any Claims to the extent that the Company has the obligation to indemnify the Consultant Indemnified Party with respect to such Claims. The Company’s obligations under this paragraph shall survive any termination of this Agreement. The Company shall not have the right to settle any Claim without the prior written consent of the Consultant Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed.

8. Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or sent by reputable overnight courier service to the parties at the address set forth below. Notices delivered in accordance with the foregoing will be deemed to have been given hereunder when delivered personally and one business day after deposit with a reputable overnight courier service.
9. Assignment. No Party may assign any obligations hereunder to any other person or entity without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, Consultant shall have the right to assign this Agreement to an entity controlled by him, so long as Consultant remains liable for the performance of the Consulting Services hereunder. This Agreement and all of the obligations and benefits hereunder shall inure to the successors and assigns of the parties.
10. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.
11. Entire Agreement; Modification. The terms and conditions hereof constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all previous communications either, oral or written, and all representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications or amendments of this Agreement, nor any waiver of any of the terms or conditions thereof, shall be binding upon either party unless approved in writing by an authorized representative of such party.
12. Governing Law. All issues covering this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any conflict of law provision or rule that would cause the application of the law of any state or jurisdiction other than the State of Illinois.
13. Severability. If any provision of this Agreement should, for any reason, be held unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement as of the date first written above.

Company:	Consultant:

USD ENERGY CORP.	GLOBAL INVESTMENTS I, LLC

By:	By:
Trisha Malone, CEO	William Farley, President

Address:	Address:

EXHIBIT A
CONSULTING SERVICES
The Consulting Services shall consist of the following:
a.	Assisting the Company in the identification and acquisition of appropriate business opportunities.
b.	Third party consulting, including corporate strategy development and execution and business analysis.

c.	Acquisition facilitation.
d.	Business development, including strategic partner identification and development, and new business development.

EXHIBIT B
FORM OF WARRANT
See attached

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